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Pricing Supplement Dated March 12, 1999                                Rule 424(b)(3)
(To Prospectus Dated April 13, 1998
and Prospectus Supplement dated October 23, 1998)                  File No. 333-49359

                             CenterPoint Properties Trust
                            Medium-Term Notes - Fixed Rate

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Principals:              Lehman Brothers, NationsBanc Montgomery Securities LLC,
                         First Chicago Capital Markets, Inc., First Union
                         Capital Markets
Principal Amount:        $100,000,000.00
Principals' Discount
 or Commission:          $600,000.00
Net Proceeds to Company: $99,330,000.00
Interest Rate:           7.125% per annum
Issue Date:              03/15/1999
Maturity Date:           03/15/2004
Interest Payment Dates:  The 15th day of each March and September and at
                         Maturity, commencing September 15, 1999 and ending on
                         the Maturity Date.
CUSIP No.                15189PAA3
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Calculation Agent:       CenterPoint

Interest Calculation:
     /X/  Regular Fixed Rate Note

Day Count Convention:
     / /  Actual / 360 for the period from /  /  to /  /
     / /  Actual / Actual for the period from /  /  to /  /
     /X/  30 /360 for the period from 03/10/99 to 03/15/04

Redemption:
     /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
     / /  Initial Redemption Date:
          Initial Redemption Percentage: _____%
          Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
     /X/  The Notes cannot be repaid prior to the Maturity Date.
     / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
     / /  Option Repayment Date(s):
          Repayment Price:___ %

Currency:
     Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: __________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: /X/ Yes   / / No


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     Total Amount of OID:     $70,000        Yield to Maturity: 7.142%

Form:          /X/  Book-Entry          / / Certificated

Other:         /X/  Principal      / / Agent
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